Exhibit 99.1

U.S. Goldmining commences drilling PROGRAM at

whistler GoLD-CoPPER project, Alaska

Anchorage, Alaska – August 21, 2023 – U.S. GoldMining Inc. (NASDAQ: USGO) (“U.S. GoldMining” or the “Company”) is pleased to announce the commencement of the Company’s 2023 Phase 1 Drilling Program (the “Program”) at its 100% owned Whistler gold-copper project (“Whistler” or the “Project”) in Alaska, USA.

Phase 1 Drilling Program Overview:

●	Phase 1 of a multi-phase exploration program has now commenced, including core drilling of an initial 5,000 meters at Whistler.

●	Objectives of the overall 10,000-meter drilling program are to expand and increase confidence in the existing gold-copper deposits at Whistler, as well as testing prospective exploration targets for potential discovery of additional gold-copper porphyry mineral deposits in close proximity to existing mineralization.

●	The Program will advance the underlying geologic model to support an updated Whistler mineral resource estimate. On completion, this updated mineral resource estimate will underpin a proposed Preliminary Economic Assessment (“PEA”) which is currently expected to commence in the second half of 2024.

●	In addition to targeting exploration and mineral resource expansion, the Program is designed to deliver additional technical data which will support geotechnical and geometallurgical studies in support of the proposed PEA.

●	Renovation work on the existing Whistler camp was completed as scheduled in July 2023 and a diamond core drill was subsequently mobilized to site in early August 2023.

●	The Company is fully permitted to conduct the planned exploration activities at Whistler, following the receipt of an amended permit in July 2023, from the Alaska Department of Natural Resources, which will enable potential expansion of the Program if warranted in the future.

Tim Smith, Chief Executive Officer of U.S. GoldMining, commented: “The start of our inaugural exploration drilling campaign at Whistler marks an important milestone for U.S. GoldMining. Whistler has not been actively explored in more than a decade, and by utilizing new technology and applying our team’s technical expertise, we aim to gain a better understanding of the mineral systems and the potential development options for Whistler. The Program will explore extensions along strike and to depth, as well as prioritize the improved delineation of higher-grade zones within the existing Whistler gold-copper deposit. We are excited that drilling has commenced and look forward to releasing assay results from the drill program as they become available.”

Phase 1 of the Program, comprising an initial 5,000 meters of the budgeted and fully funded 10,000-meter drilling program, is expected to be completed in the last calendar quarter of 2023. The drill core will be logged and sampled at our Whistler facility and samples will be sent to the Bureau Veritas North America Ltd. laboratory in Fairbanks, AK, for processing and assaying.

About U.S. GoldMining Inc.

U.S. GoldMining Inc. is an exploration and development company focused on advancing the Whistler gold-copper project, located 105 miles (170 km) northwest of Anchorage, Alaska, U.S.A. The Whistler project consists of several gold-copper porphyry deposits and exploration targets within a large regional land package totaling approximately 217.5 sq km (53,700 acres). Visit www.usgoldmining.us for more information.

For additional information, please contact:

U.S. GoldMining Inc.

Alastair Still, Chair

Tim Smith, Chief Executive Officer

Telephone Toll Free: 1-833-388-9788

Email: info@usgoldmining.us

Technical Information

Tim Smith, P.Geo., Chief Executive Officer of U.S. GoldMining, has supervised the preparation of this news release and has reviewed and approved the scientific and technical information contained herein. Mr. Smith is a “qualified person” as defined in Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the United States federal securities laws and forward-looking information within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). Such statements include statements with regard to the Company’s expectations regarding its planned work program and expected resource estimates and other studies regarding Whistler and its expectations regarding the project. Words such as “expects”, “anticipates” and “intends” or similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on U.S. GoldMining’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus filed with the applicable Canadian regulatory authorities and with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the initial public offering, as well as other filings made by the Company with the applicable Canadian regulatory authorities available on SEDAR+ at www.sedarplus.ca and with the SEC on EDGAR at www.sec.gov. Forward-looking statements contained in this news release are made as of this date, and U.S. GoldMining does not undertake any duty to update such information except as required under applicable law.